Exhibit 99.1
05-12
For further information:
John F. Walsh
Director of Investor Relations
Southern Union Company
570-829-8662

SOUTHERN UNION COMPANY REPORTS 1Q EARNINGS OF $88 MILLION;
Investor Call & Webcast Scheduled for Wednesday at 2 P.M. ET

WILKES-BARRE, Pa.--(BUSINESS WIRE)—May 9, 2005 — Southern Union Company (“Southern Union” or the “Company”) (NYSE: SUG) today reported net earnings available for common shareholders of $87,855,000 ($.86 per diluted share, hereafter referred to as “per share”) for its first quarter ended March 31, 2005, compared with net earnings of $71,026,000 ($.92 per share) for the same period in 2004.

The Company’s natural gas distribution segment recorded earnings before interest and taxes (“EBIT”) of $90,149,000 for the three-month period, compared with $85,028,000 for the same period in 2004. Southern Union’s natural gas transportation, storage and liquefied natural gas (LNG) segment recorded EBIT of $78,235,000 for the three-month period, compared with $69,678,000 for the same period in 2004.

Thomas F. Karam, president and chief operating officer of Southern Union, stated, “These earnings are consistent with our business plan and earnings guidance, while reflecting substantial progress in completing the CrossCountry integration. We expect CrossCountry will be a significant contributor to our earnings and growth well into the future.”

Factors Impacting 1Q Performance Relative to Prior Year

•
As a result of the Company’s common stock equity offerings in July 2004 and February 2005, and settlement of its forward sale common stock equity issuance in November 2004, weighted average shares outstanding on a diluted basis increased by over 25 million shares from March 31, 2004 to March 31, 2005. The resulting share increase impacted earnings per share by approximately $.23.

•
November 2004 - A Southern Union/GE Commercial Finance Energy Financial Services joint venture (collectively, “CCE Holdings”) completed its acquisition of the equity interests of CrossCountry Energy from Enron Corporation and its affiliates (“Enron”); CCE Holdings paid Enron approximately $2.45 billion for CrossCountry Energy, including assumption of certain consolidated debt. As a result, earnings from unconsolidated investments increased $15.3 million ($.10 per share) compared to the same period in the prior year.

•
For the three months ended March 31, 2005, the Company’s distribution segment experienced: increased net operating revenue of $1.7 million ($.01 per share) primarily due to additional base revenues granted to Missouri Gas Energy effective October 2004, partially offset by lower revenues resulting from warmer-than-normal weather in its service area; a decrease in reserve for bad debts of $2.8 million ($.02 per share) due to a lower level of aged customer receivables; and a reduction in payroll and related benefit costs of $2.0 million ($.01 per share).

•
The Company experienced a reduction in its estimated annual effective income tax rate from 38% to 30% primarily due to: (i) the anticipated reversal, during 2005, of an $11.9 million deferred tax asset valuation allowance associated with Southern Union’s investment in CCE Holdings, and (ii) the recognition of an 80% dividend received deduction on dividends anticipated to be received from Citrus Corp. in 2005. Accordingly, the Company’s income tax expense decreased $5.5 million ($.05 per share).

•
Interest expense increased by $4.2 million ($.03 per share) for the three months ended March 31, 2005. The increase was primarily due to the $407 million temporary bridge loan facility used to finance the Company’s investment in CCE Holdings and interest on the Company’s 4.375% senior notes issued to help permanently finance the investment in CCE Holdings.

•
Depreciation expense increased by $4.9 million ($.03 per share) primarily due to adjustments recorded in the quarter ended March 31, 2004 related to final purchase price appraisals received on the Company’s acquired Panhandle Energy assets.

•
The Company recorded charges of $4.5 million ($.03 per share) to reserve for impairment in its remaining investment in Advent Networks, Inc. (“Advent”) as well as to reserve for a guarantee by a subsidiary of the Company of a line of credit between Advent and a bank.

Reconciliation of EBIT to Net Earnings

	Three Months Ended
	March 31,
	2005	2004
	(thousands of dollars)
Segment Performance:
Distribution segment EBIT	$90,149	$85,028
Transportation and storage segment EBIT	78,235	69,678
Total Segment EBIT	168,384	154,706
All other	(27)	(2,251)
Corporate	(1,104)	(639)
Interest	(35,205)	(31,055)
Earnings before income taxes	132,048	120,761
Federal and state income taxes	(39,852)	(45,394)
Net earnings	92,196	75,367
Preferred stock dividends	(4,341)	(4,341)
Net earnings available for common stockholders	$87,855	$71,026

Additional information regarding EBIT, including a discussion of its utility and purpose, is included in the Form 8-K filed with the Securities and Exchange Commission (“SEC”) along with this earnings release.

Earnings Guidance

Southern Union reconfirms its previously-announced calendar year 2005 earnings guidance of $1.45 to $1.55 per share and expects that calendar year 2006 will experience an additional ten to fifteen percent growth over 2005.

Current Report on Form 10-Q

Southern Union will provide additional information about its first quarter operating results in a quarterly report on Form 10-Q to be filed with the SEC. The filing will be accessible through the Investors section of the Company’s web site at www.southernunionco.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast on Wednesday, May 11, at 2:00 p.m. Eastern Time to discuss first quarter results, recent events and outlook. To access the call, dial 800-299-7928 (international callers dial 617-614-3926) and enter passcode 99318908. A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 44879878.

The investor call is being webcast by CCBN and may be accessed through Southern Union’s web site at www.southernunionco.com or through CCBN’s individual investor center at www.companyboardroom.com. Institutional investors may access the call via CCBN’s password-protected event management site - StreetEvents - at www.streetevents.com.

About Southern Union Company
Southern Union Company, headquartered in Wilkes-Barre, Pa., is engaged primarily in the transportation, storage and distribution of natural gas.
Through Panhandle Energy, the Company owns and operates 100% of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America’s largest liquefied natural gas import terminals. Through CCE Holdings, LLC, Southern Union also owns a 50% interest in and operates the CrossCountry Energy pipelines, which include 100% of Transwestern Pipeline Company and 50% of Citrus Corp. Citrus Corp. owns 100% of the Florida Gas Transmission pipeline system. Southern Union’s pipeline interests operate more than 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.southernunionco.com.

Forward-Looking Information:
This release and other Southern Union reports and statements issued or made from time to time contain certain “forward-looking statements” concerning projected future financial performance, expected plans or future operations. Southern Union cautions that actual results and developments may differ materially from such projections or expectations.
Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to: cost of gas; gas sales volumes; gas throughput volumes and available sources of natural gas; discounting of transportation rates due to competition; customer growth; abnormal weather conditions in Southern Union’s service areas; impact of relations with labor unions of bargaining-unit employees; the receipt of timely and adequate rate relief and the impact of future rate cases or regulatory rulings; the outcome of pending and future litigation; the speed and degree to which competition is introduced to Southern Union’s natural gas distribution businesses; new legislation and government regulations and proceedings involving or impacting Southern Union; unanticipated environmental liabilities; ability to comply with or to challenge successfully existing or new environmental regulations; changes in business strategy and the success of new business ventures, including the risks that the business acquired and any other business or investment that Southern Union has acquired or may acquire may not be successfully integrated with the business of Southern Union; exposure to customer concentration with a significant portion of revenues realized from a relatively small number of customers and any credit risks associated with the financial position of those customers; factors affecting operations - such as maintenance or repairs, environmental incidents or gas pipeline system constraints; Southern Union’s or any of its subsidiaries debt security ratings; the economic climate and growth in the energy industry and service territories and competitive conditions of energy markets in general; inflationary trends; changes in gas or other energy market commodity prices and interest rates; current market conditions causing more customer contracts to be of shorter duration, which may increase revenue volatility; the possibility of war or terrorist attacks; the nature and impact of any extraordinary transactions, such as any acquisition or divestiture of a business unit or any asset.

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